EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 3rd day of February, 1997 between International Sports Wagering Inc., a Delaware corporation (the
"Company"), and Sidney Diamond ("Employee").

                              W I T N E S S
                                   E T H:
     WHEREAS, the
Company
 is in the business of developing,
producing,
marketing, leasing,
 licensing and servicing computerized
sports wagering systems; and
     WHEREAS, the
Company
 desires to employ Employee as its General
Manager - Nevada Operations and Employee desires to serve the

Company
 in such capacity:
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:
     1. EMPLOYMENT. Subject to the terms and conditions herein contained, the
Company
 hereby employs Employee as its General
Manager - Nevada Operations and Employee hereby agrees to serve the

Company
 in such capacity.
     2.   DUTIES.
               (a)  Employee agrees, during the
"Term"
 (as herein-

after defined), to devote his full business attention and best efforts to the business of the Company and to perform such duties
of an
executive, marketing
 and administrative nature as the Chief
Executive Officer, President or Board of Directors of the
Company

shall assign or
direct,
 consistent with his status and position as General Manager - Nevada Operations, including, without limitation, such duties as would typically be performed by persons holding similar positions in other companies, recognizing that the Company is a small development stage Company with limited resources and personnel.

               (b) Employee shall conduct himself at all times in a manner consistent with his position with the Company.

     3.   TERM
               (a)  The term of Employee's
employment pursuant to
this Agreement
 (the "Term") shall commence as of February
3,
 1997,
and shall terminate on
January 31, 2000, subject
 to earlier
termination
by the Company
 (
i
) in the event of Employee's death;
(ii) at the option of the
Company,
 in the event of
Employee's
"disability"
 (as hereinafter
defined);
 (iii) for
"cause" or without
cause pursuant to Section 10.

               (b)  For the purpose of this Agreement, (i)
"disability" shall mean any injury or any physical or mental condition or illness which shall render Employee unable to perform his duties in accordance with this Agreement for 60 consecutive days or an aggregate of 90 days during any 180 day period during the Term and (ii) "cause" shall include, but
not be
 limited to,
failure of the Employee to be licensed by any relevant Nevada gaming authority or the revocation or suspension of the Employee's license by such gaming authority.

     4. COMPENSATION AND BENEFITS. As compensation for all duties to be rendered by Employee to the Company and any of its
subsidiaries and affiliates, in all capacities, the Company
 shall
pay
to the
 Employee during the Term a minimum of the following, payable in accordance with the
Company's standard
 payroll
practice:
               (a) During each year of the Term, the Employee shall be paid a base salary at the rate of $100,000 per year. In addition, (i) during each of the first two years of the Term, the Employee shall be paid (x) a non-refundable draw (advance) at the rate of $100,000 per year (payable in the same manner and time that the base salary is paid), against "Commissions" (as hereinafter defined) that may be earned by the Employee, as hereinafter provided, and (y) any Commissions earned by the Employee with respect to the Company's Player Betting Stations ("PBS") installed and first put into operation in excess of the minimums described in subsection 4(b) or 4(c), as the case may be; and (ii) during the third year of the Term, the Employee shall be paid any Commissions earned by the Employee in excess of the minimums described subsection 4(d).
               (b) During the first year of the Term, the Employee shall be paid a one-time Commission with respect to each PBS first installed and put into operation in a casino or other gaming establishment in the State of Nevada during said year in excess of 1,000 PBS' (the "First Year Minimum"); provided that the Employee shall not be paid a Commission with respect to any PBS installed and put into operation in a casino or gaming establishment owned or operated by [Circus Circus
] or any of its subsidiaries or
affiliates (collectively referred to as "Circus"); and provided, further that PBS' installed and put into operation in a casino or gaming establishment owned or operated by Circus shall not count toward reaching the First Year

Minimum.
               (c)  During the second year of the Term, the
Employee shall be paid a one-time Commission with respect to each PBS first installed and put into operation in a casino or other gaming establishment in the State of Nevada during said year in excess of the greater of (i) 1,000 or (ii) 2,000 less the number of PBS' installed and first put into operation during the first year of the Term (the "Second Year Minimum"); provided that the Employee shall not be paid a Commission with respect to any PBS installed and put into operation in a casino or gaming establishment owned or operated by Circus; and provided, further that PBS' installed and put into operation in a casino or gaming establishment owned or operated by Circus shall not count toward reaching the Second Year Minimum.


               (d)  During
 the third year of the Term, the Employee shall be paid a one-time Commission with respect to each PBS first
installed and put into operation in a casino or other gaming establishment in the State of Nevada during
said year

in
 excess of

the greater of (i) 0 or (ii) the Second Year Minimum less the number of PBS' installed and first put into operation during the second year of the Term; provided that the Employee shall not be
paid a Commission
with respect to
 any PBS installed
and put into
operation in
 a casino or gaming establishment owned or operated by

Circus; and provided, further that PBS' installed and put into operation in a casino or gaming establishment owned or operated by Circus shall not count toward reaching any Minimum.
          For example (and not by way of limitation) (i) if during the first year of the Term, 1,150 PBS' are installed and put into operation in Nevada, of which 250 are put into operation in casinos owned by Circus and 900 are put into operation in casinos not owned by Circus, the Employee would not, during such first year, be entitled to any Commission beyond the non-refundable draw (advance); and if thereafter, during the second year of the Term, 1,250 additional PBS' are installed in casinos in Nevada, all of which were not owned by Circus, the Employee would be entitled to a Commission with respect to 150 PBS'. (ii) If during the first year of the Term 2,500 PBS' are installed and first put into operation, of which 1,050 are in casinos owned by Circus and 1,450 are in casinos not owned by Circus, the Employee would be entitled to a Commission with respect to 450 PBS (in addition to the $100,000 draw (advance)); if thereafter, during the second year of the Term, 550 PBS are installed in casinos not owned by Circus, the Employee would not be entitled to any Commission (although the Employee would receive the $100,000 draw (advance)).


               (e)  If a Commission

is due and payable as provided
above, it shall be a
 one-time payment of $100 for each PBS first installed and placed in operation in a casino or other gaming establishment in the State of Nevada; provided that such PBS remains in operation in the casino or other gaming establishment in which it was first installed and placed in operation for at least
one year. If a PBS is placed in operation in a casino or other gaming establishment and within less than one year thereafter that

PBS is removed from
operation for any reason whatsoever (other than maintenance), any Commission earned by the Employee with respect thereto shall offset any Commission that may be earned by the Employee thereafter. A PBS shall be deemed to have been placed in operation after (i) it is installed in a casino or other gaming establishment in Nevada and (ii) is used in conjunction with the Company's SportXction sports wagering game for the placement of real money bets for at least one sporting
event.  A PBS installed
and put into operation in order to replace a PBS that is removed for maintenance shall not be considered a new PBS installed and put into operation for purposes of calculating any Commission.


               (f)  The
 Company and the Employee each agree to use their best efforts during each year of the Term, to maximize the number of PBS' installed and put into operation in Nevada in all casinos and gaming establishments including, but not limited to, those owned or operated by Circus.

               (g)  If
 a PBS is installed and put into operation in one casino or gaming establishment and thereafter is moved to another casino or gaming establishment, it shall be counted only once for purposes of determining the Commission due or any Minimum
number of PBS' installed.
  All Commissions earned shall be paid
within 30 days after the end of the month in which the PBS with respect to which the Commission was earned was installed and placed in operation.

               (h)  In
 addition, Employee shall be entitled to
receive (a) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (b) two weeks vacation during each year of the Term; (c) such health insurance as the Company may from time to time provide to its other employees; (d) such life insurance, if any, as the Company may from time to time provide to all other employees; and (e) such other fringe benefits as the Company may from time to time provide to all other employees.

               (i)  During
 the Term the Employee shall be required
to maintain his principal residence in Las Vegas, Nevada.
     5. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all reasonable business expenses paid or incurred by him on behalf of the Company during the Term in connection with the performance of his duties hereunder including, but not limited to, reasonable travel and entertainment expenses, provided that he submits, in a timely manner, receipts or other expense records and reports in such detail as may be required by the Company.
     6. LOAN. Promptly after the Employee commences employment with the Company the Company shall lend to the Employee $100,000 in accordance with agreements containing the following terms:
          a)   The loan will be interest
               free (any tax
               consequences of this loan will be the burden of the Employee).

          b)   The loan will be secured by a
               second mortgage on
               the principal residence of the Employee located in Nevada and certain other property located in Laughlin, N.V.

          c) The loan shall be repaid at the rate of (i) $50,000 during the first year of the Term and (ii) $25,000 during each of the second and third years of the Term. All such repayments shall be made by means of payroll
                deductions from the base salary, payable
               to the Employee as herein
               provided.

          d) If the Employee resigns prior to expiration of the Term, the remaining unpaid balance of the loan shall be repaid to the Company within 30 days of such resignation.

          e) If the Employee's employment is terminated by the Company, other than for cause or as a result of Employee's death or disability, prior to the end of
               the Term, the outstanding unpaid balance of the loan will be forgiven.
     7.   NO CONFLICTING COMMITMENTS.
          Employee represents and warrants that he has no commit-

ments or obligations nor is he a party to any agreement with any prior employer or otherwise of any kind whatsoever inconsistent with this Agreement which would impair, infringe upon or limit his ability to enter into this Agreement or to perform the services required of him hereunder.
     8. PROPRIETARY INFORMATION. Simultaneous with the execution of this Employment Agreement, Employee agrees to sign the Proprietary Information Agreement attached hereto as Exhibit A.
     9.   Non-Competition; Non-Solicitation;
Non-Interference.  The
Employee acknowledges that during the course of his employment with the Company he will become apprised of sensitive and proprietary business, marketing, technical and financial information, disclosure or use of which other than for the benefit of the Company could cause serious and irreparable damage to the Company. The Employee further acknowledges that the Company would not hire him if he did not agree to and abide by the provisions of this
Section 9 and the Proprietary Information Agreement to be entered into simultaneously herewith.


               (a)  Employee
 agrees that during the Term and for a
period of two years after the expiration or termination thereof, he will not, without the prior written consent of the Company in each case, directly or indirectly, serve as a director, officer, partner, consultant, joint venturer, agent, representative or employee of or render any services or advice to, or have any interest (debt, equity or otherwise) in, or own, manage, operate or control or participate in the ownership, management, operation or control of, the business in which the Company is

involved
 within
the State of Nevada or within any other geographical area or jurisdiction in which the business of the Company is being conducted; provided that the foregoing shall not preclude the Employee (i) from owning less than 1% of the outstanding shares of any public Company that is involved in interactive sports wagering and (ii) after the Term, being the manager of a sports book operation in a casino or other gaming establishment even if such sports book operation utilizes terminals for interactive sports wagering that are competitive with the Company's PBS'.

               (b)  The
 Employee shall during the Term and
thereafter (i) use his best efforts to preserve the business organization of the Company, keep available to the Company the services of the Company's directors, officers, employees, agents and representatives; (ii) not cause, induce, encourage or solicit any of the Company's directors, officers, employees, agents or representatives to leave the Company; (iii) preserve for the Company its actual and prospective business relations with its customers, suppliers, distributors and others; and (iv) not commit any act or in any way assist others in committing any act which will injure the Company or its business or in any way be inimical to the best interests of the Company.

               (c)  Employee
 agrees that this Section 9 is an
independent and severable covenant, which shall be enforceable notwithstanding any rights or remedies that he may have under any provision of this Agreement or otherwise; that the remedy for breach hereof will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief for any breach of this Section 9 without the necessity of proving damages;
and that in the event a court were to determine that the duration or geographical scope of any part of this Section 9 were unreasonably long or broad, such court shall not declare this Section or part thereof to be void, but shall interpret it and enforce it to the extent that the court deems reasonable and in a manner that will fulfill the intent of the parties.
     10.  TERMINATION.
               (a) This Agreement shall terminate automatically upon the death of the Employee. The Company in its discretion may terminate this Agreement in the event the Employee becomes disabled as provided in Section 3.
               (b) In the event the Employee elects to terminate his employment with the Company, the Employee agrees to give the Company not less than 60 days prior written notice thereof.
               (c) The Company reserves the right to terminate the Employee either with or without cause. If the Company elects to terminate the employment of the Employee for cause it may do so without any prior notice thereof to Employee; in which event this Agreement and all rights and obligations of either party hereunder except for the obligations of the Employee set forth in Sections 5, 6, 7, 8, 9, 10 and 16 and the Proprietary Information Agreement shall terminate and the Employee shall not thereafter be entitled to any further compensation hereunder. If during the Term, the Company elects to terminate the Employee's employment without cause, the Company shall continue to pay the Employee (i) his base salary for the lesser of six months or until the expiration of the Term (the "Severance Period") and (ii) any Commissions to which the Employee is entitled as herein provided based upon PBS' installed and first put into operation during the Severance Period; provided that there was a contract between the Company and the casino or other gaming establishment providing for the installation of PBS, which contract was entered into prior to the date on which the Severance Period began. Payments made during the Severance Period shall be in accordance with the Company's standard payroll practice.
     11. ACCEPTANCE OF ORDERS. The Company reserves the right, in its discretion, to accept, reject and negotiate all terms and conditions of arrangements for providing its PBS' to each casino or other gaming establishment, including but not limited to, number of PBS' to instal and put into operation, time of delivery of PBS, fees or other arrangements for the compensation to be received by the Corporation. The exercise of the Company's discretion shall in no way affect the Employee's entitlement to any Commissions.
     12. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representa-

tion or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms and conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by both the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and condi-

tions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any pre-

ceding or succeeding breach thereof unless expressly so stated.
     13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
     14. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Nevada without regard to principles of conflicts of law.
     15. NOTICES. Any notice or other communication required or desired to be given shall be in writing and shall be sent by registered or certified mail return receipt requested or by express mail. Each such notice shall be deemed given at the time it is mailed in any post office maintained by the United States to the following respective addresses, which either party may change as to such party upon ten (10) days' notice to the other.
               To the Company:

                    International Sports Wagering Inc.
                    201 Lower Notch Road
                    Little Falls, New Jersey  07424
                    Attn:  President

               With a copy to:

                    Richard M. Hoffman, Esq.
                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza (29th Floor)
                    New York, New York  10112

               To Employee:

                    Mr. Sidney Diamond
                    1320 South 17th Street
                    Las Vegas, Nevada  89104

               With a copy to:


                    [                       ]



     16. EXTRAORDINARY RELIEF. Employee acknowledges and agrees that irreparable damage will result to the Company in the event of a breach of the Proprietary Information Agreement. Accordingly, Employee agrees that the Company shall be entitled to enforce its rights under said Proprietary Information Agreement, in the event of a breach or threatened breach thereof, in the court of equity, and shall be entitled to a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to the Company.
     17. INVALIDITY. Any provision of this Agreement found to be prohibited by law shall be ineffective as written without invalidating the remainder of this Agreement and shall be deemed amended to the fullest extent allowable by applicable law to effectuate the purposes of said provision.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
                              INTERNATIONAL SPORTS WAGERING INC.


                              By:
                              Bernard Albanese, President



                                      Sidney Diamond